UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BIOVERIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	80-0076765
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

16020 Industrial Drive, Gaithersburg, Maryland	20877
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	Nasdaq Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [x ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-109196

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

This Amendment No.1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by BioVeris Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on February 10, 2004 (the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of Form 8-A is amended and supplemented by adding the following:

On April 4, 2007, BioVeris Corporation (the “Company”) entered into an Agreement and Plan of Merger by and among Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (“Roche”), Lili Acquisition Corporation, a Delaware corporation, and the Company (the “Merger Agreement”). In connection with the Merger Agreement and the transactions contemplated thereby, on April 4, 2007, the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (the “Rights Agent”) entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of January 9, 2004 between the Company and the Rights Agent (the “Rights Agreement”) to exempt the Merger Agreement and the transactions contemplated thereby from the Rights Agreement.

The Amendment (i) excludes Roche, and its subsidiaries, associates and affiliates, from the definition of “Acquiring Person” under the Rights Agreement; (ii) makes each of (a) the approval, execution, delivery or public announcement of the Merger Agreement, (b) the consummation of the merger or transactions contemplated by the Merger Agreement or (c) the execution or delivery of the Stockholders Agreement by and among Roche, Samuel J. Wohlstadter and Nadine Wohlstadter, dated April 4, 2007, an Exempt Event; (iii) prohibits a Distribution Date (as defined in the Rights Agreement) from occurring solely as a result of an Exempt Event; (iv) prohibits an Exempt Event from being deemed to be a Business Combination (as defined in the Rights Agreement); and (v) terminates the Rights Agreement as of the effective time of the Merger Agreement.

The Amendment further provides that if for any reason the Merger Agreement is terminated in accordance with its terms, then the Amendment shall be of no further force and effect, and the Rights Agreement shall remain exactly the same as it existed before the execution of the Amendment.

The Amendment is filed herewith as Exhibit 4.2 and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 2.	Exhibits

Exhibit No.	Description

4.1

Rights Agreement, dated as of January 9, 2004, by and between BioVeris Corporation and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A, filed February 10, 2004).

4.2	Amendment No. 1 to Rights Agreement, dated as of April 4, 2007 by and between BioVeris Corporation and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 5, 2007

BIOVERIS CORPORATION

By:	/s/ George V. Migausky
	Name:	George V. Migausky
	Title:	Vice President of Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1

Rights Agreement, dated as of January 9, 2004, by and between BioVeris Corporation and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A, filed February 10, 2004).

4.2	Amendment No. 1 to Rights Agreement, dated as of April 4, 2007 by and between BioVeris Corporation and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (filed herewith).